Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:
Chris Gay 308-255-2905 Cabela’s Incorporated Media Contact: Joe Arterburn 308-255-1204 Cabela’s Incorporated

Cabela’s Inc. Announces Successful Completion Of Second Amendment
 To Its Revolving Credit Facility

SIDNEY, Neb. (December 15, 2009) – Cabela’s Incorporated (NYSE: CAB) announced today it has successfully completed the second amendment to its Second Amended and Restated Credit Agreement.  The amendment allows the Company to contribute up to $225 million of capital to World’s Foremost Bank, the Company’s wholly-owned bank subsidiary, in calendar year 2010 plus up to $25 million of capital in any fiscal year.  The Company’s ability to make the $225 million capital contribution in 2010 is contingent on changes in accounting rules and regulatory guidelines.  The Company paid a fee of 50 basis points of the revolving commitment amount to the lending banks to facilitate the amendment.  For accounting purposes this fee will be amortized over the remaining term of the credit facility, which expires June 30, 2012.  The applicable margin associated with borrowings outstanding under the agreement was unchanged.

The Company also announced that prior to execution of the amendment it had decreased its revolving credit facility to $350 million from $430 million.  The credit facility is supported by a consortium of financial institutions led by U.S. Bank.  Advances under the credit facility are used for general business purposes, including working capital support.

“We are pleased to have completed this transaction quickly and without significantly increasing our borrowing costs,” said Tommy Millner, Cabela’s Chief Executive Officer.  “This amendment allows us to make capital contributions to World’s Foremost Bank in 2010 due to the consolidation of securitizations onto our balance sheet required by regulatory and accounting changes.”

“Throughout 2009, we focused on strengthening our balance sheet, generating cash and reducing debt levels,” Millner said.  “As a result of these improvements, as well as a significant reduction in the use of letters of credit by our vendors, we elected to reduce the facility by $80 million.  Given that outstandings on our line of credit in 2009 peaked at only $168 million, we believe a $350 million line of credit is more than adequate for working capital purposes.”

About Cabela’s Incorporated

Cabela’s Incorporated, headquartered in Sidney, Nebraska, is the world’s largest direct marketer, and a leading specialty retailer, of hunting, fishing, camping and related outdoor merchandise.  Since the Company’s founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the world, and has long been recognized as the World’s Foremost Outfitter®.  Through Cabela’s growing number of retail stores and its well-established direct business, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service.  Cabela’s also issues the Cabela’s CLUB® Visa credit card, which serves as its primary customer loyalty rewards program.  Cabela’s stock is traded on the New York Stock Exchange under the symbol “CAB”.

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical or current fact are “forward-looking statements” that are based on the Company’s beliefs, assumptions and expectations of future events, taking into account the information currently available to the Company.  Such forward-looking statements include, but are not limited to, the Company’s statement that a $350 million line of credit is more than adequate for working capital purposes. Forward-looking statements involve risks and uncertainties that may cause the Company’s actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that the Company expresses or implies in any forward-looking statements. These risks and uncertainties include, but are not limited to:  the level of discretionary consumer spending; the strength of the economy, including increases in unemployment levels and bankruptcy filings; changes in the capital and credit markets or the availability of capital and credit; the Company’s ability to comply with the financial covenants in its credit arrangements; counterparty risk on the Company’s unsecured revolving credit facility; changes in consumer preferences and demographic trends; the Company’s ability to successfully execute its multi-channel strategy; the ability to negotiate favorable purchase, lease and/or economic development arrangements for new retail store locations; expansion into new markets; market saturation due to new retail store openings; the rate of growth of general and administrative expenses associated with building a strengthened corporate infrastructure to support the Company’s growth initiatives; increasing competition in the outdoor segment of the sporting goods industry; the cost of the Company’s products; trade restrictions; political or financial instability in countries where the goods the Company sells are manufactured; adverse fluctuations in foreign currencies; increases in postage rates or paper and printing costs; supply and delivery shortages or interruptions caused by system changes or other factors; adverse or unseasonal weather conditions; fluctuations in operating results; the cost of fuel increasing; road construction around the Company’s retail stores; labor shortages or increased labor costs; increased government regulation, including regulations relating to firearms and ammunition; inadequate protection of the Company’s intellectual property; the Company’s ability to protect its brand and reputation; changes in accounting rules applicable to securitization transactions, including related increases in required regulatory capital; the Company’s ability to manage credit and liquidity risks; any downgrade of the ratings on the outstanding notes issued by the Company’s financial services business’ securitization trust; the ability of the Company’s financial services business to securitize credit card receivables at acceptable rates or access the deposits market; decreased interchange fees received by the Company’s financial services business as a result of credit card industry regulation and/or litigation; the impact of legislation, regulation and supervisory regulatory actions in the financial services industry, including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the proposed financial regulatory reform; other factors that the Company may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in the Company’s filings with the SEC (including the information set forth in the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended December 27, 2008, in Part II, Item 1A, of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2009, and in Part II, Item 1A, of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September26, 2009), which filings are available at the Company’s website at www.cabelas.com and the SEC’s website at www.sec.gov.  Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements.  The Company’s forward-looking statements speak only as of the date they are made.  Other than as required by law, the Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

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